UNITED STATES
SEURITIES AND EXHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filer by Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant of §240.14a-12

M/I Homes, Inc.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment for Filing Fee (Check the appropriate box):

☒ No Fee required

☐ Fee computed on table below per Exchange Act Rule 14a-6(i)94) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous  filing by registration statement number, or the Form or Schedule and date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2009

Mr. Talon Torressen
Fidelity Management & Research Company
Investment Proxy Research Group
82 Devonshire Street
Boston, MA  02109

Re:  M/I Homes Inc.

Dear Mr. Torressen:

Thank you for taking the time to discuss with M/I Homes, Inc. its proposed 2009 Long-Term Incentive Plan (the “Plan”).  As you know, our shareholders will be considering and voting on a proposal to approve the adoption of the Plan at our upcoming Annual Meeting of Shareholders on May 5, 2009.

The purpose of this letter is to inform Fidelity that our management will recommend to the Board of Directors of M/I Homes, Inc. at a regularly scheduled Board meeting during the 2009 fiscal year that Article XI of the Plan be amended by deleting the last sentence of that Article and inserting the following sentence in its place:

Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, or Retirement of the Participant.

If you have any questions regarding the foregoing, please call me at your convenience.

Very truly yours,

/s/ J. Thomas Mason
Executive Vice President,
General Counsel and Secretary